SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2001

Osage Systems Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	0-22808 (Commission File Number)	95-4374983 (I.R.S. Employer Identification No.)
1661 East Camelback Road, Suite 245, Phoenix, Arizona (Address of principal executive offices)	85016 (Zip Code)

Registrant's telephone number, including area code: (602) 274-1299

Item 2. Acquisition or Disposition of Assets

        On January 9, 2001, Osage Systems Group, Inc. ("Osage") and its wholly-owned subsidiaries entered into a Letter of Intent (LOI) with Pomeroy Computer Resources, Inc. ("Pomeroy") and Pomeroy Select Integration Solutions, Inc. ("PSIS") for the sale of certain operating assets used in the Osage Systems Integration Business ("Systems Integration Business") to Pomeroy and PSIS.

        Osage will sell, assign, transfer and deliver the following assets to Pomeroy or PSIS: (i) certain inventory related to committed transactions with various customers of Osage, (ii) certain furniture, fixtures and other equipment, including certain leasehold improvements, that relate to various office locations, set forth in the asset purchase agreement, (iii) a vendor receivable from Sun Microsystems Corporation relating to market development funds in the amount of $395,222 as of November 30, 2000, (iv) certain computer software, licenses and rights and similar items used in the marketing of the Systems Integration Business of Osage, (v) intangible assets of Osage used in the Systems Integration Business related to locations which shall be set forth in the definitive asset purchase agreement, including without limitation, various contract rights and agreements, customer lists and records and related information, supplier agreements, service marks, and the right to use the corporate and trade name of or used by Osage, or any derivative thereof,  (vi) any telephone numbers used in the Systems Integration Business of Osage relating to the locations set forth in the definitive asset purchase agreement and (vii) the assignment of certain service contracts related to the Systems Integration Business which shall be set forth in the definitive asset purchase agreement.

        The purchase price for the Osage assets shall be the sum of the net book value of the tangible personal property and vendor receivables being purchased, plus $1,000,000.

        The transaction is subject to a number of conditions, including negotiation of definitive agreements and customary approvals and consents. It is contemplated that the transaction will also be affected through the provisions of the U.S. Bankruptcy Code and will accordingly, be subject to court approval.

Item 7. Exhibits

        99        Press Release

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSAGE SYSTEMS GROUP, INC.
Dated: January 18, 2001	By: /s/ Robert T. Peterson Robert T. Peterson Chief Financial Officer